Exhibit 10.26

ALPHA TEKNOVA, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1. Purpose. The purpose of this Alpha Teknova, Inc. Executive Severance and Change in Control Plan (the “Plan”) is to encourage employees of Alpha Teknova, Inc. (the “Company”) to remain in the employ of the Company and its Affiliates by providing severance protections to such employees in the event that their employment is terminated under the circumstances described in this Plan. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Participants’ employment with the Company or its Affiliates.

2. Definitions. The following terms shall be defined as set forth below:

(a) “Administrator” means the Company’s board of directors or such committee of the Company’s board of directors that has been delegated administrative authority with respect to this Plan by the Company’s board of directors.

(b) “Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c) “Cause” shall have the meaning ascribed to such term in the Company’s 2021 Equity Incentive Plan, as may be amended or restated from time to time.

(d) “CEO Participant” means the Participant serving as the Company’s Chief Executive Officer as of immediately prior to his or her Separation Date (or the date on which a reduction of his or her title occurred without his or her consent).

(e) “Change in Control” shall have the meaning ascribed to such term in the Company’s 2021 Equity Incentive Plan, as may be amended or restated from time to time.

(f) “CIC Period” means that period commencing on the date that is three months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.

(g) “CIC Severance Period” shall mean the period beginning on the Participant’s Separation Date and ending 12 months thereafter (or, for the CEO Participant, 24 months thereafter).

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Covered Termination” shall mean a termination of the Participant’s employment by the Participant for Good Reason or by the Company or one of its Affiliates (or any successor to the Company or one of its Affiliates) without Cause.

(k) “Disability” shall mean a physical or mental condition under which the Participant is receiving benefits under the long-term disability plan of the Company or its Affiliates applicable to such Participant, and in the absence of such a plan, that the Participant is unable to perform the essential duties of the Participant’s position with the Company or its Affiliates for a period of 180 days (whether or not consecutive) in any consecutive 365-day period as determined by a physician acceptable to the Company.

(l) “Eligible Executives” shall mean, as of the applicable measurement date, all individuals employed by the Company at the C-Suite level (as determined by the Administrator), and any other employee of the Company or one of its Affiliates expressly designated by the Administrator as an “Eligible Executive” for purposes of this Plan.

(m) “Equity Awards” shall mean a Participant’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares and performance stock units of the Company and any other Company equity compensation awards. For purposes of this “Equity Award” definition, the term “Company” will be interpreted to include any Company Affiliate and any successor to the Company or any Company Affiliate.

(n) “Good Reason” shall mean, with respect to any Participant, any one of the following that occurs without the consent of the Participant: (i) a material reduction in the Participant’s title, duties, authority, or responsibilities relative to Participant’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that continued employment following a Change in Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute a material reduction in title, duties, authority, or responsibilities, (ii) a reduction in the Participant’s annual base salary, other than a reduction that occurs in connection with a Company-wide decrease in executive team compensation, (iii) a relocation of the Participant’s principal workplace by more than 50 miles, or (iv) the Company’s material breach of any written agreement as to which both the Company (or a Company Affiliate) and the Participant are parties; provided, however, that the Participant must provide 90 days’ notice of the Participant’s intent to resign for Good Reason within 30 days after the Participant learns of a potential Good Reason trigger, and the resignation shall be for Good Reason only if the potential Good Reason trigger remains uncured as of the specified date of resignation.

(o) “Participant” shall mean an Eligible Executive who has satisfied all conditions of participation specified in this Plan.

(p) “Participation Agreement” shall mean an agreement between a Participant and the Company that acknowledges the Participant’s participation in the Plan.

(q) “Separation Date” shall mean the date that a Participant’s employment with the Company (or any successor) or any of its Affiliates ends. Notwithstanding the foregoing, a Participant’s employment shall not be deemed to have been terminated solely as a result of (i) the Participant becoming an employee of any direct or indirect successor to the business or assets of the Company, (ii) the Participant being transferred between or among Company Affiliates, or (iii) the sale by the Company or one of its Affiliates of the employing Affiliate of the Participant.

(r) “Severance Period” shall mean the period beginning on the Participant’s Separation Date and ending nine months thereafter (or, for the CEO Participant, 12 months thereafter).

3. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. Subject to the provisions of Section 18, the Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii) determine which individuals are and are not Participants, the benefits to which any Participants may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;

(iv) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(v) decide all disputes arising in connection with the Plan; and

(vi) otherwise supervise the administration of the Plan.

(c) All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Participants.

4. Eligibility. All Eligible Executives who have executed and timely submitted to the Company a Participation Agreement shall become Participants in the Plan. A Participation Agreement shall be timely submitted if returned to the Company by the deadline specified by the Administrator.

5. Termination Benefits Generally. In the event that a Participant’s employment with the Company or one of its Affiliates is terminated for any reason, the Company shall (or shall cause the employing Affiliate to) pay or provide to the Participant any earned but unpaid salary, unpaid expense reimbursements in accordance with the policy of the Company or the employing Affiliate, accrued but unused vacation, if any, and any vested benefits the Participant may have under any employee benefit plan of the Company or its Affiliates in accordance with the terms and conditions of such employee benefit plan (collectively, the “Accrued Benefits”), within the time required by law but in no event more than 60 days after the Separation Date.

6. Severance Benefits Upon a Covered Termination Not in Connection with a Change in Control.

(a) If a Covered Termination occurs outside of the CIC Period with respect to a Participant, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement in a form satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement and reaffirmation of the Participant’s post-termination restrictive covenants pursuant to any agreement entered into between the Participant and the Company or any Company Affiliate (the “Separation Agreement”) and the Separation Agreement becoming effective and irrevocable, all within the time period set forth in the Separation Agreement but in no event more than 60 days after the Separation Date, and subject to the Participant complying with the Separation Agreement:

(i) the Company shall (or shall cause the employing Affiliate to) pay the Participant his or her base salary in effect immediately prior to the Covered Termination for the duration of the Participant’s Severance Period;

(ii) with respect to the CEO Participant only, the Company shall (or shall cause the employing Affiliate to) pay the CEO Participant a pro rata portion of the CEO Participant’s annual bonus for the year in which the Covered Termination occurs, which amount will be equal to (A) the CEO Participant’s target bonus amount for such fiscal year multiplied by (B) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the CEO Participant’s Covered Termination and the denominator of which is 365; and

(iii) provided the Participant timely elects continued coverage under COBRA, the Company shall (or shall cause the employing Affiliate to) reimburse the Participant for the Participant’s COBRA premiums sufficient to continue group health insurance coverage for the Participant and any covered dependents at the Participant’s then-current rate of coverage until the sooner of (A) the end of the Participant’s Severance Period; (B) the date the Participant is no longer eligible for COBRA coverage; or (C) the date the Participant becomes eligible for health insurance coverage through another employer.

(b) Subject to Section 9 below, the cash severance payable pursuant to Section 6(a)(i) shall be paid out in substantially equal installments in accordance with the Company’s (or the applicable Company Affiliate’s) payroll practices over the Severance Period, commencing within 60 days after the Separation Date following the date on which the Separation Agreement becomes effective and irrevocable and the cash severance payable to the CEO Participant pursuant to Section 6(a)(ii) shall be paid in a lump sum within 60 days after the Separation Date following the date on which the Separation Agreement becomes effective and irrevocable; provided, however, if Section 409A of the Code applies to such payments and the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 60-day period; and provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Separation Date.

(c) If a Participant’s employment is terminated in any circumstance outside of the CIC Period other than as a result of a Covered Termination (including as a result of the Participant’s death or Disability prior to the occurrence of a Covered Termination), the Participant will not be entitled to any compensation or benefits under this Plan other than the Accrued Benefits.

7. Severance Benefits Upon a Covered Termination in Connection with a Change in Control.

(a) If a Covered Termination occurs within the CIC Period with respect to a Participant, in addition to the Accrued Benefits, subject to his or her execution of a Separation Agreement and the Separation Agreement becoming effective and irrevocable, all within the time period set forth in the Separation Agreement but in no event more than 60 days after the Separation Date, and subject to the Participant complying with the Separation Agreement:

(i) the Company shall (or shall cause the employing Affiliate to) pay the Participant a lump sum amount equal to his or her annual base salary in effect immediately prior to the Covered Termination (or, for the CEO Participant, two times his or her annual base salary in effect immediately prior to the Covered Termination);

(ii) the Company shall (or shall cause the employing Affiliate to) pay the Participant a lump sum amount equal to his or her target annual bonus for the fiscal year in which the Covered Termination occurs (or, for the CEO Participant only, two times the CEO Participant’s target annual bonus for the fiscal year in which the Covered Termination occurs);

(iii) all of such Participant’s outstanding (as of immediately prior to the Covered Termination, but subject to any maximum term) Equity Awards shall vest in full; provided, however, if vesting is otherwise based on satisfaction of performance objectives, such objectives shall be deemed satisfied at 100% of target; and

(iv) provided the Participant timely elects continued coverage under COBRA, the Company shall (or shall cause the employing Affiliate to) reimburse the Participant for the Participant’s COBRA premiums sufficient to continue group health insurance coverage for the Participant and any covered dependents at the Participant’s then-current rate of coverage until the sooner of (A) the end of the Participant’s CIC Severance Period; (B) the date the Participant is no longer eligible for COBRA coverage; or (C) the date the Participant becomes eligible for health insurance coverage through another employer.

(b) Subject to Section 9 below, the severance benefits payable pursuant to Section 7(a) shall be paid within 60 days after the Separation Date following the date on which the Separation Agreement becomes effective and irrevocable; provided, however, if Section 409A of the Code applies to such payment and the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall be paid in the second calendar year by the last day of such 60-day period.

(c) If a Participant’s employment is terminated in any circumstance during the CIC Period other than as a result of a Covered Termination (including as a result of the Participant’s death or Disability prior to the occurrence of a Covered Termination), the Participant will not be entitled to any compensation or benefits under this Plan other than the Accrued Benefits.

(d) Severance benefits under this Section 7 are not meant to duplicate severance benefits received under Section 6, and are subject to offset for any prior amounts or benefits previously received by the Participant pursuant to Section 6.

8. Withholding. All payments made pursuant to this Plan shall be subject to any tax or other amounts required to be withheld by the Company or an Affiliate of the Company under applicable law.

9. Section 409A.

(a) The payments under this Plan are intended to comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be subject to Section 409A of the Code, the Administrator may (without any obligation to do so or to indemnify the Participant for failure to do so) (i) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, to preserve the economic benefits of this Plan and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant’s termination of employment, then such payments or benefits shall be payable only upon the Participant’s “separation from service” within the meaning of Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c) Anything in this Plan to the contrary notwithstanding, if at the time of a Participant’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Participant becomes entitled to under this Plan would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Participant’s separation from service, or (ii) the Participant’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during such period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(d) Any reimbursement provided hereunder shall be provided in accordance with the Company’s standard expense reimbursement procedures, but in no event later than the end of the calendar year following the calendar year in which the applicable expense was incurred.

(e) The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Limitation on Payments. In the event that the severance and other benefits provided for under this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s benefits under this Plan will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (iii) cancellation of accelerated vesting of Equity Awards; and (iv) reduction of employee benefits. In the event that acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s Equity Awards.

Any determination required under this Section 10 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control, the Company’s legal advisors immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 10.

11. Notice and Date of Termination. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Participant at the last known address as set forth in the Company’s records, or to the Company as follows:

Alpha Teknova, Inc.

2290 Bert Dr.

Hollister, CA 95023

12. No Mitigation. The Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company under this Plan.

13. Successors and Assigns. This Plan shall inure to the benefit of and be binding upon the Company and the Participants, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Participant’s death or Disability after a Covered Termination but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Participant’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Participant fails to make such designation).

14. Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder are not intended to be paid in addition to other severance-type benefits provided by the Company or any affiliate of the Company (such as statutory termination entitlements, employment contract termination benefits, or any severance benefits provided in an offer letter or employment agreement or otherwise) or any amounts due under any law that requires notice of termination of employment. To the extent that a Participant becomes eligible for such other pay or benefits, and to the extent permitted by applicable law, the benefits provided pursuant to the Plan will be offset and reduced by the amount of such category of other pay or benefits or, alternatively, Plan benefits previously paid or provided to the Participant will be treated as having been paid or provided to satisfy such category of other pay or benefit obligations, in all cases as administered by the Administrator; provided, however, that the Participant shall receive at least 10 days’ written notice of any proposed offset (except that offsets set forth in Section 7(d) shall not require any prior notice).

17. No Contract of Employment. Nothing in this Plan shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its Affiliates or shall affect the terms and conditions of a Participant’s employment with the Company or any of its Affiliates.

18. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Participant without the Participant’s written consent (which the Participant may withhold for any or no reason). This provision shall survive any purported amendment or termination of the Plan which would adversely affect the rights of the Participant and to which the Participant has not consented. The Plan will continue until it is terminated by the Administrator.

19. Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles.

20. Obligations of Successors. In addition to any obligations imposed by law or contract upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

21. Payment Obligations. Notwithstanding any contrary provision herein, the Company may cause the employing Company Affiliate to satisfy any Company obligation to pay cash amounts hereunder.

22. Effective Date. This Plan shall become effective as of the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock, pursuant to which the Company’s common stock is priced for the initial public offering.